                                                                   EXHIBIT 10.30

                             DATED    August, 1998




                       CROWN CASTLE INTERNATIONAL CORP.           (1)

                  TELEDIFFUSION DE FRANCE INTERNATIONAL S.A.      (2)

                CASTLE TRANSMISSION SERVICES (HOLDINGS) LIMITED   (3)



                  ____________________________________________

                            SHAREHOLDERS' AGREEMENT
                  ____________________________________________



                                 ALLEN & OVERY
                                     London
                                  C2:205860.9

                                    CONTENTS
Clause                                                                  Page

1.   Interpretation.....................................................1
2.   Completion.........................................................7
3.   The Company's Objectives, Business, Structure and Governance.......9
4.   Governance of Subsidiaries........................................13
5.   Accounts, Audit and Reporting.....................................13
6.   Matters Requiring Agreement.......................................14
7.   Guarantees to Third Parties.......................................19
8.   Annual Budget.....................................................19
9.   Transfers.........................................................20
10.  Services Agreement with Tdf; Warrants; Operating Agreement........28
11.  Specific Performance..............................................29
12.  Term..............................................................29
13.  Warranties........................................................30
14.  Confidentiality...................................................30
15.  Public Announcements..............................................31
16.  Further Assurances................................................31
17.  Other Agreements Among Shareholders...............................31
18.  Subsidiaries to Acknowledge Agreement.............................32
19.  Compliance by the Company and Subsidiaries........................32
20.  Modification......................................................33
21.  Effect of Waiver..................................................33
22.  Partial Invalidity................................................33
23.  Implied Relationships.............................................33
24.  Costs.............................................................33
25.  Agreement to take Priority........................................34
26.  Entire Agreement..................................................34
27.  Governing Law and Jurisdiction....................................34
28.  Notices...........................................................35
29.  Restrictions in the Agreement.....................................36
30.  Counterparts......................................................36

Schedules

1.   Deed of Adherence.................................................37
2.   Conditions Precedent to Put and Call Rights.......................38
Signatories............................................................39

Agreed form documents


Current Business Plan
TDF Service Agreement
Special Resolutions
Articles of Association
Operating Agreement

THIS SHAREHOLDERS' AGREEMENT is dated    August, 1998 and is made AMONG:

(1)  CROWN CASTLE INTERNATIONAL CORP. ("CCIC"), a Delaware corporation;

(2) TELEDIFFUSION DE FRANCE INTERNATIONAL S.A. ("TdF"), a company incorporated in France; and

(3) CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD. (the "Company"), a company incorporated in England and Wales.

WHEREAS

(A) The Company is a private company limited by shares incorporated in England and Wales with No. 3242381 under the Companies Act 1985 on 27th August, 1996.

(B) At the date hereof the Company has an authorised share capital of (Pounds)117,800,000 divided into 11,780,000 ordinary shares of lp each and 11,768,220,000 redeemable preference shares of lp each.

(C) On 24th April, 1998 CCIC and, inter alia, the Company, Digital Future Investments B.V. ("TdF sub"), the Berkshire parties (as defined below) and the Candover parties (as defined below) entered into a Share Exchange Agreement (the "Share Exchange Agreement") pursuant to which TdF sub, the Berkshire parties and the Candover parties agreed, subject to the terms and conditions of such Share Exchange Agreement, to exchange (the "Exchange") shares in the Company for shares of common stock (or, in the case of TdF sub, shares of Class A Stock) of CCIC.

(D) CCIC, TdF and the Company have agreed to enter into this Agreement for the purposes of regulating the operation and management of the Company and the relationship between CCIC and TdF as shareholders of the Company with effect on and from the Exchange.

THE PARTIES AGREE as follows:

1.  INTERPRETATION

1.1  Definitions:

     In this Agreement unless the context otherwise requires:

     "Acquisition Agreement" means the agreement dated 23rd January, 1997 between The British Broadcasting Corporation and the Company relating to the sale and purchase of the whole of the issued share capital of CTI;

     "Affiliate" means, in relation to any Shareholder, any other member of that Shareholder's Group;

     "Agreement" means this agreement as amended from time to time;

     "Analogue Transmission Contract" means the analogue transmission agreement between the BBC and CTI dated 28th February, 1997;

     "BBC" means The British Broadcasting Corporation;

     "BBC Contracts" means the Analogue Transmission Contract and the Digital Transmission Contract;

     "Berkshire parties" means Berkshire Fund IV, LP, Berkshire Investors LLC and Berkshire Partners LLC;

     "Business Combination" has the meaning given to it in the Governance Agreement;

     "Business Plan" means the Current Business Plan of the Company and its Subsidiaries as amended from time to time in accordance with clause 6.1;

     "Business Day" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

     "Candover-Berkshire Agreement" means the Candover-Berkshire Agreement dated 24th April, 1998 between TdF sub, the Company, CCIC, TdF, the Berkshire Parties and the Candover Parties;

     "Candover parties" means Candover Investments plc, Candover (Trustees) Limited, Candover Partners Limited (as general partner of the Candover 1994 UK Limited Partnership), Candover Partners Limited (as general partner of the Candover 1994 UK No. 2 Limited Partnership), Candover Partners Limited (as general partner of Candover 1994 US No. 1 Limited Partnership) and Candover Partners Limited (as general partner of the Candover 1994 US No. 2 Limited Partnership);

     "CCIC Group" means CCIC and its ultimate holding company, its subsidiaries and subsidiaries of any such holding company other than the CTSH Group;

     "CCIC Services Agreement" means the services agreement dated 28th February, 1997 between CCIC and the Company;

     "Change of Control" means the occurrence or subsistence of any event or circumstance described in clause 13.5.1 of the Analogue Transmission Contract (other than a breach by TdF of the Commitment Agreement) or clause
     12.7.1 of the Digital Transmission Contract in relation to any holding company (as defined in section 736 of UK Companies Act 1985) of the Company or a Business Combination;

     "Class A Stock" shall have the meaning given to it in the Governance Agreement;

     "Commitment Agreement" means the Commitment Agreement dated 28th February, 1997 between The British Broadcasting Corporation, CCIC, TdF and Telediffusion de France, S.A.;

     "Common Stock" means shares of CCIC's common stock, par value $.01 per share;

     "Company's Business" has the meaning set out in clause 3.2;

     "Company Call Right" shall have the meaning given to it in the Governance Agreement;

     "Company's Constitution" means the memorandum and articles of association of the Company, as amended from time to time;

     "Company's Directors" means the directors of the Company from time to time;

     "Company Shares" means the Ordinary Shares and the Preference Shares or, following the conversion of Preference Shares into Ordinary Shares (as contemplated by clause 2.2(a)), the Ordinary Shares;

     "Controlling Shareholder" means any Shareholder who holds more than 50 per cent. of the Shares;

     "CTI" means Castle Transmission International Limited, a private company limited by shares incorporated in England and Wales with registered number 3196207;

     "CTSH Group" means CTSH and its subsidiaries;

     "CTSH Option" has the meaning given to it in Section 5.01(a) of the Governance Agreement;

     "Current Business Plan" means the business plan of the Company and its Subsidiaries for the current Financial Year in the agreed form;

     "Digital Transmission Contract" means the digital transmission contract between the BBC and CTI dated 10th February, 1998;

     "dispose" means, in relation to a Share, to transfer, sell, assign, mortgage, pledge or otherwise encumber that Share or allow any right to arise under which any person other than the holder thereof may require a transfer, sale, assignment, mortgage, pledge or other encumbrance of that Share and "disposal" shall be construed accordingly;

     "Fair Market Value" means, as to any property, the cash price at which a willing seller would sell and a willing buyer would buy such property in an arms' length negotiated transaction without time constraints;

     "Finance Documents" means all of the documents referred to in the definition of "Financing Documents" in the Loan Agreement dated 28th February, 1997 between CTI (1) the Company (2), the lenders listed therein
     (3) Credit Suisse First Boston (4) and J.P. Morgan Securities Limited (5) (as amended on 21st May, 1997) and the Guaranteed Bonds and any document which replaces the same;

     "Financial Year" means a financial year for the purposes of the Companies Act 1985;

     "Governance Agreement" means the Governance Agreement of even date between CCIC and TdF;

     "Group" means, in relation to a Shareholder, it, its ultimate holding company, its subsidiaries and subsidiaries of any such holding company.

     "Guaranteed Bonds" means (Pounds)125,000,000 9 per cent. Guaranteed Bonds due 2007 issued by Castle Transmission (Finance) PLC and jointly and severally guaranteed by CTSH and CTI;

     "holding company" shall have the meaning ascribed to it by section 736 Companies Act 1985;

     "interest" means, in relation to a Share, any legal or beneficial interest in that Share or any right or power (whether conditional or unconditional and whether legally enforceable or otherwise) to exercise control (directly or indirectly) over the disposal of that Share or over the manner in which any right to vote in a general meeting attached to that Share is exercised and "interested" shall be construed accordingly;

     "Liens" shall mean all liens, security interests, claims, charges and encumbrances of any kind;

     "London Stock Exchange" means London Stock Exchange Limited;

     "Operating Agreement" means the operating agreement in the agreed form between CCIC, the Company, CTI and TdF;

     ["Option Agreement" means the Option Agreement dated 24th April, 1998 between TdF, TdF sub and CCIC;]

     "Option Exercise Date" means the date upon which TdF gives written notice to CCIC in accordance with clause 28 of the exercise of its option under clause 9.6(a)(i);

     "Ordinary Shares" means ordinary shares of lp each in the capital of the Company;

     "Original Shareholders' Agreement" means the Shareholders' Agreement dated 23rd January, 1997 in respect of the Company (as amended by a Deed of Adherence dated 2nd May, 1997, the Share Sale Agreement dated 24th April, 1998 and a Deed of Adherence dated 24th April, 1998) between, inter alia, the Company, CCIC, TdF, the Berkshire Parties and the Candover Parties;

     "Permitted Business" means the provision of wireless communication infrastructure services and analogue or digital television and radio transmission services;

     "Permitted Transferees" means a person to whom Company Shares have been transferred pursuant to clause 9.2;

     "Persons Acting in Concert" means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them of shares in a party, to obtain a Controlling Interest in relation to that party, or agree so to co-operate;

     "Preference Shares" means redeemable preference shares of lp each in the capital of the Company;

     "Qualified" means, in relation to CCIC, for so long as it (when taken together with its Affiliates and Permitted Transferees) holds 10 per cent. or more of the equity share capital of the Company from time to time (and CCIC shall be treated as being Qualified for the purposes of this Agreement for so long as CCIC shall satisfy such criteria) and, in relation to TdF, Qualified means:

     (a) at any time prior to TdF (or any of its Affiliates or Permitted Transferees) having exchanged its Shares in the company for Class A Stock of CCIC pursuant to the terms of this Agreement or the Governance Agreement, that it (when taken together with its Affiliates and permitted Transferees) holds 10 per cent. or more of the equity share capital of the Company from time to time (and TdF shall be treated as being Qualified for the purposes of this Agreement for so long as TdF shall satisfy such criteria); and

     (b) if the TDF Rollup shall have occurred pursuant to the Governance Agreement, that the TDF Group Interest (as defined in the Governance Agreement) shall not have fallen below 5 per cent; provided that, for the purposes of clauses 6.1(p) and 6.2(o) only, Qualified means that the TDF Group Interest shall have fallen below 10.5 per cent;

     "TDF Put Right" shall have the meaning given to it in the Governance
          Agreement;

     "TdF Services Agreement" means the services agreement (as amended and restated) in the agreed form to be entered into between TdF and CTI;

     "Shareholders" means CCIC and TdF and such other holders of Company Shares who become parties to this Agreement from time to time;

     "Shares" means any shares in the share capital of the Company;

     "Share Sale Agreement" means the share sale agreement dated 24th April, 1998, inter alia, for the sale and purchase of certain shares of the Company entered into by the Berkshire parties, the Candover parties, TdF, TdF sub, CCIC and the Company;

     "Special Majority Vote of the Board" shall have the meaning given to it in the Governance Agreement;

     "Subsidiary" or "Subsidiaries" means CTI and any subsidiary of the Company from time to time;

     "subsidiary" shall have the meaning ascribed to it by section 736 Companies Act;

     "TdF Rollup" shall have the meaning given to it in the Governance
     Agreement;

     "TdF Change of Control" shall have the meaning given to it in the Governance Agreement as if references to "the Company" therein were references to CCIC;

     "Warrants" means the warrants to subscribe for Shares in accordance with the Warrant Documentation;

     "Warrant Documentation" means (a) the instrument dated 28th February, 1997 constituting warrants entitling (i) CCIC to subscribe for 515,000 Ordinary Shares and 514,485,000 Preference Shares and (ii) TdF to subscribe for 257,500 Ordinary Shares and 257,242,500 Preference Shares and (b) the certificates dated 28th February, 1997 in respect thereof.

1.2  Headings

     Section, clause and other headings are for ease of reference only and shall not be deemed to form any part of the context or to affect the interpretation of this Agreement.

1.3  Parties

     References to parties are references to parties to this Agreement.

1.4  Persons

     References to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, trusts, states or agencies of state, government departments and local and municipal authorities in each case whether or not having separate legal personality.

1.5  Defined Expressions

     Expressions defined in this Agreement bear the defined meaning in the whole of this Agreement including the recitals.

1.6  Sections, Clauses, Schedules and Annexures

     References to sections, clauses, schedules annexures are references to sections and clauses of, and schedules and annexures to this Agreement.

1.7  Plural and Singular

     Words importing the singular number shall include the plural and vice versa.

1.8  Negative Obligations

     Any obligation not to do anything shall be deemed to include an obligation not knowingly to cause that thing to be done.

1.9  Gender

     Words importing one gender shall include the other gender.

1.10  Statutes and Regulations

     References to a statute include references to regulations, orders or notices made under or pursuant to such statute or regulations made under the statute and references to a statute or regulation include references to all amendments to that statute or regulation whether by subsequent statute or otherwise and a statute or regulation passed in substitution for the statute or regulation referred to as incorporating any of the provisions.

1.11  Currency

     References to any monetary amount are, unless expressly stated otherwise, references to an amount in pounds sterling.

1.12  Unlawful Provisions

     Neither the Company nor any Subsidiary shall be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any statutory power of the Company and/or any Subsidiary (as the case may be), but that provision shall remain valid and binding as regards all other parties to which it is expressed to apply and such provision shall take effect so as to include an obligation on the part of the Shareholders to exercise all their respective powers and rights so as to procure, so far as they are able, that the Company and/or any Subsidiary (as the case may be) complies with such provision notwithstanding that it is not bound by it.

1.13 References to any documents being "in the agreed form" mean in a form agreed, and for the purposes of identification signed, by or on behalf of the Shareholders and the Company.

2.  COMPLETION

2.1 Completion shall take place immediately following the execution of this Agreement (or at such other date and time as the Shareholders may agree in writing).

2.2  At Completion:

     (a) the Shareholders shall procure that special resolutions of the Company in the agreed form are passed to convert each existing Preference Share in issue into one Ordinary Share and to adopt the Articles in the agreed form;

     (b) CCIC and TdF shall procure that a meeting of the Board is held at which it is resolved that:

          (i) each of the share transfers referred to in the Share Exchange Agreement shall be approved for registration and (subject only to the transfer being duly stamped, if required) CCIC shall be registered as the holder of the Shares in the register of members;

          (ii) Charles Green III be appointed as an additional Director by CCIC;

          (iii)  Michel Combes be appointed as an additional Director by TdF;

          (iv) Ted B. Miller, Jr. be appointed the chairman of the board of Directors;

          (v) the Company approve the TDF Services Agreement (as amended and restated) and the Operating Agreement; and

          (vi) the Company approve the Termination Agreement (referred to in paragraph (h) below) and the termination of the agreements to which CCIC is a party pursuant to the terms of the Termination Agreement; and

          (vii) the Company approve the allotment and issue of shares envisaged by clause 2.2(g) and (h);

     (c) CCIC and TdF shall procure the resignation of Carl Ferenbach and Douglas Fairservice as Directors of the Company and its Subsidiaries (if relevant), to take effect at or immediately after Completion;

     (d) the Company and TdF shall enter into the TDF Services Agreement (as amended and restated);

     (e) the Company, CCIC and TdF shall, and the Company shall procure that CTI shall, enter into the Operating Agreement;

     (f) CCIC shall subscribe at 2.5 times par value for such number of Ordinary Shares of 1p each of CTSH (or the corresponding amount of Ordinary and Preference Shares in the ratio of 1 Ordinary Shares to 999 Preference shares if the resolution referred to in clause 2.2(a) has not been passed) as would result in CCIC holding 80 per cent. in number of the Ordinary Shares (or, as the case may be, the Ordinary Shares and the Preference Shares) and the Company shall allot and issue such shares;

     (g)  CCIC shall exercise each of its Warrants; and

     (h) the Company, CCIC and TdF and others shall enter into a termination agreement (the "Termination Agreement") in respect of, inter alia, the Original Shareholders' Agreement as amended by the Candover-Berkshire Agreement, the options contained in clause 6 and Schedules 3 and 5 of the Candover-Berkshire Agreement, the Option Agreement and the CCIC Services Agreement with effect at or immediately after Completion.

2.3 No party shall be obliged to complete any of the transactions or do any of the things referred to in this clause 2 unless all other transactions and things are completed in accordance with this clause.

3.   THE COMPANY'S OBJECTIVES, BUSINESS, STRUCTURE AND GOVERNANCE

3.1  The Company's Primary Objects

     The primary objects of the Company under the Original Shareholders' Agreement were sub-clauses 3.1(a) to 3.1(f) and are under this Agreement sub-clauses 3.1(c) to 3.1(g):

     (a) Purchase CTI: enter into and discharge its obligations under the Acquisition Agreement;

     (b) Funding Purchase: enter into arrangements in respect of the funding of the acquisition of CTI;

     (c) Financing CTI: enter into and continue the arrangements contemplated by the Finance Documents regarding the capitalisation of CTI;

     (d) Hold Shares in CTI: hold all the issued shares of CTI subject to the terms of this Agreement;

     (e) Management: undertake generally such actions and matters as are necessary to manage the Company's shareholding in CTI; and

     (f) Incidental: undertake such other actions, matters or things as may be necessary to achieve or are incidental to any of the above objects; and

     (g)  Guarantor: act as guarantor of the Guaranteed Bonds.

3.2  The Company's Business

     The Company's Business shall consist of implementing the objects set forth in clause 3.1. The Company shall carry on no business other than the Company's Business, except as authorised pursuant to clause 6. l(e).

3.3  The Company's Structure

     Except to the extent already the case, the Shareholders agree to proceed with all due expedition to structure or restructure the Company in accordance with the following provisions:

     (a) Memorandum and Articles: the Company shall have a memorandum of association and articles of association in the agreed form;

     (b) Number of the Company's Directors: the number of Directors of the Company shall be 6;

     (c) Shareholders' Entitlement to Nominate Directors of the Company: the Shareholders shall exercise their voting entitlements in the Company to procure that at any time:

          (i) CCIC, for so-long as it (when taken together with its Affiliates and Permitted Transferees) is Qualified, shall have the right to appoint (and remove) two Directors;

          (ii) TdF, for so long as it (when taken together with its Affiliates and Permitted Transferees) is Qualified, shall have the right to appoint (and remove) two Directors.

          Directors of the Company appointed pursuant to 3.3(c) shall be nominated by written notice to each Shareholder. Each Director of the Company so appointed may be removed and replaced at any time by the Shareholder entitled to nominate that Director; each Shareholder with a right to nominate a Director of the Company may assign or waive that right in whole but not in part in connection with a transfer of the whole but not some only of the Shareholder's Company Shares pursuant to clause 9 (provided that no Shareholder (when taken together with its Affiliates and Permitted Transferees) shall be entitled to appoint more than two Directors and provided that any transferee shall only be entitled to appoint a Director if such transferee (when taken together with its Affiliates and its Permitted Transferees) is Qualified and each assignor of that right shall give notice to the Directors of the Company of any such assignment immediately. If a Shareholder removes from office a Director of the Company nominated by that Shareholder, that Shareholder shall indemnify the Company against any loss, liability or cost that the Company may suffer or incur as a result of any claim by such Director arising out of such removal. The first Directors nominated pursuant to this clause 3.3(c) shall be as follows:

         ----------------------------------------------------------------------
                 Name of Shareholder                          Nominee
         ----------------------------------------------------------------------
         CCIC                                  Ted Miller
         ----------------------------------------------------------------------
         CCIC                                  Charles Green III
         ----------------------------------------------------------------------
         TdF                                   Michel Azibert
         ----------------------------------------------------------------------
         TdF                                   Michel Combes
         ----------------------------------------------------------------------

     (d) Additional Directors of the Company: any additional Directors of the Company shall be nominated and elected, and may be removed and replaced at any time, by a written notice signed by or on behalf of every Shareholder who (when taken together with its Affiliates and Permitted Transferees) is Qualified.

     (e) Observers: each of the Shareholders shall be entitled to nominate one observer who shall be entitled to attend and speak at meetings of the Directors of the Company. Such observers shall not be Directors and shall neither be entitled to vote at meetings of the Directors of the Company nor have any authority to bind the Company.

     (f) Majority Rule: except as provided in this Agreement, resolutions of the Directors of the Company shall be deemed to be passed if approved by a majority of the Directors of the Company which includes a Director nominated by CCIC and a Director nominated by TdF voting thereon at a meeting of Directors of the Company at which a Director nominated by CCIC and a Director nominated by TdF is present, provided the meeting is duly convened and held after notice provided in accordance with clause 3.3(i) (which meeting may be a telephone meeting conducted as provided in the Articles of Association), or approved in writing signed by all the Directors of the Company in accordance with the Company's Constitution; provided that, at any time after the TdF Rollup shall have occurred pursuant to the Governance Agreement and TDF shall have ceased to be Qualified, for the purposes of any resolution of the board of the Directors of the Company approving any of the matters referred to in clauses 6.1(p) or 6.2(o), the majority of the Directors of the Company does not require a Director nominated by TdF.

     (g) Committees of the Directors of the Company: There shall be established two committees of the Directors of the Company, pursuant to the Company's Constitution, as follows:

          (i) an Audit Committee consisting of any number of non-executive Directors of the Company (including the Directors appointed from time to time under and in accordance with clause 3.3(c)) selected by the Directors of the Company as a board and having the functions customary to an Audit Committee; and

          (ii) a Remuneration Committee consisting of any number of non-executive Directors of the Company (including the Directors appointed from time to time under and in accordance with clause 3.3(c)) selected by the Directors of the Company as a board and having only advisory powers unless other powers are specifically delegated by the Directors of the Company as a board.

          Such committees shall have the powers delegated by resolution of the Directors of the Company.

     (h) No Action Until Designee Replaced: If a Director of the Company nominated by a Shareholder resigns, is removed or for any other reason ceases to serve as a Director of the Company and/or as a member of any committee of the Directors of the Company on which such person had the right to serve, such Shareholder shall have the right to nominate the successor of such person, and provided such Shareholder nominates a successor within five business days after the predecessor ceased to serve as a Director of the Company or as a member of such committee, neither the Directors of the Company nor such committee shall take any action, whether at a meeting of the Directors of the Company (or a committee thereof) or otherwise, until such successor has been elected as a Director of the Company or a member of such committee, as the case may be; provided that in no event may any Shareholder cause a single delay of more than 10 days by the failure of such Shareholder to exercise its rights under this clause 3.3(h).

     (i) Notice of Meetings: No meeting of the Directors of the Company or of a committee of the Directors of the Company shall normally be convened on less than 14 days' notice, but such a meeting may be convened by giving not less than two days' notice if the interests of the Company would be likely to be adversely affected to a material extent if the business to be transacted at such meeting was not dealt with as a matter of urgency or if all the Directors agree. An agenda of the business to be transacted at such meeting shall be sent with any such notice and any documents relating to issues to be considered at any such meeting shall be distributed in advance to all the Directors (or, in the case of a committee, to the members of that committee) and their alternates so as to ensure that they are received at least seven days (or, if less than seven days' notice of such meeting is given, as soon as practicable) prior to the date fixed for such meeting.

3.4  Governance of the Company

(a) General Provisions: The Company shall be operated in accordance with the Company's Constitution and the terms of this Agreement and any agreement entered into pursuant to this Agreement and, while effective, pursuant to the Finance Documents. Each of the Shareholders agrees to perform and observe all terms and conditions to be observed by them and performed under any contract or arrangement from time to time subsisting between them and the Company or any of the Subsidiaries, and the Shareholders (in their capacity as Shareholders) agree to procure (insofar as they are able by the exercise of such rights and powers) that the Company and the Subsidiaries perform and observe this Agreement and all such agreements.

(b) Directors' Meetings of the Company: Meetings of the Directors of the Company shall be held at regular intervals as shall be determined by the Directors of the Company. Such meetings may be carried on in any manner permitted by the Company's Constitution but the parties shall each use all reasonable endeavours to ensure that actual meetings at which Directors of the Company are personally present in one room (barring unscheduled unavailability) occur not less frequently than at quarterly intervals at such place or places within the United Kingdom as the Directors of the Company may from time to time determine. The Company shall meet the reasonable travel and accommodation expenses of Directors of the Company attending meetings of Directors of the Company. Any Director of the Company who is unable to attend a meeting in person shall have the right to attend the meeting by means of conference telephone.

(c) Chairman of the Company: The chairman of the board of Directors shall be Ted B. Miller, Jr. or such other person as the Directors of the Company nominated by CCIC shall determine and any such other person shall be such person as shall have been approved by a Special Majority Vote of the Board of CCIC. Such other person appointed pursuant to this clause 3.4(c) shall be nominated by written notice to each Shareholder together with a certified copy of the Special Majority Vote of the Board of CCIC. The chairman of the board of Directors of the Company shall not have a second or casting vote.

(d) Responsibility of the Directors: The Directors of the Company shall be responsible for the overall guidance and direction of the Company.

(e) Chief Executive, Chief Operative Officer, Chief Financial Officer: The chief executive officer, the chief operating officer and the chief financial officer of the Company shall be nominated by CCIC and shall be such persons as shall have been approved by a Special Majority Vote of the Board of CCIC. Such an officer of the Company appointed pursuant to this clause 3.4(e) shall be nominated by written notice to each Shareholder together with a certified copy of the Special Majority Vote of the Board of CCIC.

(f) Allocation of Management Resources: Without limiting the foregoing, the allocation of management's time and other resources to the business of the CCIC Group and the terms on which such time and resources are provided to the CCIC Group from time to time shall be subject to prior review and approval by the Directors of the Company.

(g) Indemnification of Directors: The Company shall indemnify the Directors of the Company to the greatest extent permitted by applicable law with respect to any liability, claim or expense incurred arising out of or related to their service as Directors of the Company and shall obtain Directors and Officers liability insurance coverage to the extent available on reasonable terms, as determined by resolution of the Directors of the Company.

4.   GOVERNANCE OF SUBSIDIARIES

4.1 Each Director of the Company from time to time shall be appointed as a director of each Subsidiary of the Company.

4.2  The provisions of clauses 3.3(e), (f), (g), (h), (i) and 3.4(a), (b), (c),
     (d), (e) and (f) shall apply, mutatis mutandis, in relation to each Subsidiary in the same way as they apply in the Company and its Subsidiaries.

5.   ACCOUNTS, AUDIT AND REPORTING

5.1  Financial Year

     Each Financial Year of the Company and each Subsidiary shall end on the date determined by resolution of the Directors of the Company nominated by CCIC.

5.2  Auditors

     The Directors of the Company nominated by CCIC shall have the right to appoint the auditors to the Company and its Subsidiaries.

5.3  Reports etc.

     The Company and each Subsidiary (where applicable) shall:

     (a) Adopt Policies: adopt such accounting, administrative, insurance and other policies and systems consistent with US and UK generally accepted accounting principles from time to time as the Directors of the Company nominated by CCIC may from time to time determine;

     (b) Books, Records etc.: maintain accurate and complete books, records, accounts, statements and documents of its respective operations, businesses and financial affairs, all of which shall be available to each of the Shareholders, their respective nominated Directors and their authorised representatives for the purpose of inspection and making copies thereof and taking extracts therefrom;

     (c) Furnish Reports: prepare and furnish to each of the Shareholders within 30 days after the end of each month during the term of this Agreement such financial statements and business reports as may be available (including, without limitation, copies of any financial statements and business reports furnished pursuant to the Finance Documents);

     (d)  Financial Statements: prepare and deliver to each of the Shareholders
          (i) consolidated financial statements in respect of the Company and its Subsidiaries consisting of a balance sheet, statement of revenue and expenses and statement of changes in financial position; (ii) copies of any financial statements and business reports furnished pursuant to the Finance Documents; and (iii) such other statements as the Directors of the Company may from time to time consider advisable, in each case prepared in accordance with the generally accepted accounting principles approved by resolution of the Directors of the Company nominated by CCIC, as follows:

          (i) Quarterly Statements: unaudited quarterly consolidated financial statements shall be prepared and delivered to each of the Shareholders promptly after they are available and in any event within 45 days after the end of each quarter; and

          (ii) Annual Statements: audited annual consolidated financial statements, accompanied by the report of the Company's auditors thereon, shall be prepared and delivered to each of the Shareholders promptly when available and in any event within 90 days after the end of each financial year of the Company, provided that all or any of the requirements of this clause 5.2(d) may, to the extent permitted by applicable law, be waived by unanimous resolution of those Directors of the Company nominated by the Shareholders; and

     (e) Keep Informed: keep the Shareholders informed on a timely basis of all material developments (as determined by the Directors of the Company) affecting the conduct of their respective businesses.

6.   MATTERS REQUIRING AGREEMENT

6.1  Matters Requiring Agreement of Shareholders - the Company

     The Shareholders shall exercise all voting and other powers of control available to them directly or indirectly in relation to the Company so as to procure (insofar as they are able by the exercise of such rights and powers in accordance with clause 17.4 of this Agreement) that the Company shall not without the prior agreement in writing of each Shareholder (such consent to be given or refused within 14 days of a written request for such approval) which is Qualified:

     (a) Acquisition and Dispositions: acquire or establish any Subsidiary other than CTI or make any acquisition or disposal which would constitute a super class 1 transaction or a class 2 transaction if the share capital of the Company were listed on the London Stock Exchange;

     (b) Share Issues: issue or offer to any person any share or loan capital, or other securities convertible or exchangeable into share or loan capital, or allow to arise or subsist any interest in any share or loan capital, in the Company or any Subsidiary or purchase or redeem or reorganise any share or loan capital in the Company or any Subsidiary except Company Shares to be issued pursuant to the terms of the Warrant Documentation;

     (c) Subsidiaries' Shares: transfer (other than as required by the Finance Documents) or otherwise dispose of the Shares it holds in each of the Subsidiaries;

     (d) Transactions with Shareholders: enter into a transaction with (other than with respect to the provision of services or know-how by or to CTI in accordance with the terms of the TdF Services Agreement and/or the Operating Agreement) a Shareholder or any Affiliate of a Shareholder, except as expressly contemplated by this Agreement or make any variation or amendment (other than of a formal, minor or technical nature) to any arrangements (whether or not contemplated by this Agreement) between the Company and any Shareholder or any Affiliate of any Shareholder;

     (e)  Other Business: carry on any business other than the Company's
          Business;

     (f) Capital Expenditure: incur capital expenditure in any financial year in excess of that which is included in the Company's budget for that year as approved in writing by all the Shareholders;

     (g) Banking and Other Financing Facilities: enter into any banking or other financing facility (other than pursuant to the Finance Documents) or vary the terms of any banking or other financing facility;

     (h) Guarantees and Indemnities: give any guarantee or indemnity in respect of the obligations of any other person (other than a wholly-owned Subsidiary provided that such guarantee or indemnity is expressly contemplated by the Business Plan, the Finance Documents or the Acquisition Agreement);

     (i) Creation of Security: create any mortgage, charge, lien (other than a lien arising in the ordinary course of trading) or encumbrance on any assets (other than pursuant to the Finance Documents);

     (j) Lending of Money: lend any money to any other person (other than to a wholly-owned Subsidiary provided that such loan is expressly contemplated in the Business Plan or made to finance the payment of the consideration under the Acquisition Agreement);

     (k) Joint Venture Arrangements: enter into any arrangements which constitute a partnership or joint venture with any other person or persons;

     (l) Litigation: commence or settle any litigation involving a claim exceeding (Pounds)500,000;

     (m)  The Company's Constitution: make any alteration to its Constitution;

     (n)  Winding Up: pass any resolution for winding up;

     (o) Receiver or Administrator: apply for the appointment of a receiver or an administrator;

     (p) Dividends: declare, make or pay any dividend (interim or final) save in respect of (i) dividends payable in respect of the Preference Shares in accordance with the Company's Constitution (but subject always to the terms of the Financing Documents), and (ii) dividends of amounts which would not (if paid) unreasonably deplete the financial resources of the Company having regard to the actual and prospective obligations, commitments and planned or budgeted expenditure of the CTSH Group; provided always that the payment of such dividends is permitted by the terms of the Finance Documents (it being agreed that the Shareholders will use their best endeavours to ensure that the Company will make any such dividends in a tax efficient manner for each Shareholder);

     (q) Incentive Schemes: establish, approve or make any amendment or variation to any cash incentive or cash bonus scheme in relation to any employee of the Company or any subsidiary provided that (I) neither CCIC nor TdF shall unreasonably withhold their consent to the establishment or implementation of cash incentive or cash bonus schemes of a type which are currently or have in the past been operated by members of the CTSH Group in accordance with reasonable business principles for the benefit of employees of the Company or its Subsidiaries and
          (ii) it is acknowledged and agreed that the remuneration of employees of the Company or its Subsidiaries may continue to be determined and increased in a manner consistent with past practices of the Company and its Subsidiaries in accordance with reasonable business principles;

     (r) Public Offerings: take any step to obtain a listing or quotation for any Shares or any shares of a Subsidiary on any stock exchange, over-the-counter market or other trading association with a view to offering any Shares for sale to the public or offer any Shares or any shares of a Subsidiary for sale to the public; and

     (s) Operating Agreement: make any amendment to the Operating Agreement, other than an amendment of a formal, minor or technical nature.

6.2  Matters Requiring Agreement of Shareholders - Subsidiaries

     The Shareholders shall exercise all voting and other powers of control available to them directly or indirectly in relation to the Company, and the Company shall exercise all voting and other powers of control available to it so as to procure (insofar as they are able by the exercise of such rights and powers in accordance with clause 17.4 of this Agreement) that each Subsidiary shall not without the prior agreement in writing (such consent to given or refused within 14 days of a written request for such approval) of each Shareholder which is Qualified:

     (a) Acquisitions and Disposals: make any acquisition or disposal which would constitute a super class 1 transaction or a class 2 transaction if the share capital of that Subsidiary were listed on the London Stock Exchange;

     (b) Share Issues: issue or offer to any person any shares or loan capital, or other securities convertible or exchangeable into shares or loan capital, or allow to arise or subsist any interest in any share or loan capital, of such Subsidiary or the Company or purchase or redeem or reorganise any share or loan capital of such Subsidiary or the Company except for any shares issued or offered to the Company;

     (c) Transactions with Shareholders: enter into a transaction (other than with respect to the provision of services or know-how by or to CTI in accordance with the terms of the TdF Services Agreement and/or the Operating Agreement ) with a Shareholder or any Affiliate of a Shareholder, except as expressly contemplated by this Agreement or make any variation or amendment (other than of a formal, minor or technical nature) to any arrangements (whether or not contemplated by this Agreement) between a Subsidiary and any Shareholder or any Affiliate of any Shareholder;

     (d) Other Business: (in the case of CTI) carry on any category of business other than Permitted Business or one which is carried on at the date of this Agreement;

     (e) Capital Expenditure: incur capital expenditure in any financial year in excess of that which is included in such Subsidiary's budget for that year as approved in writing by all of the Shareholders;

     (f) Banking and other Financing Facilities: enter into any banking or other financing facility (other than pursuant to the Finance Documents) or vary the terms of any banking or other financing facility;

     (g) Guarantees and Indemnities: give any guarantee or indemnity in respect of the obligations of any other person (other than a wholly-owned Subsidiary provided that such guarantee or indemnity is expressly contemplated by the Business Plan or the Finance Documents);

     (h) Creation of Security: create any mortgage, charge, lien (other than a lien arising in the ordinary course of trading) or encumbrance on any assets (other than pursuant to the Finance Documents);

     (i) Lending of Money: lend any money to any other person (other than to the Company);

     (j) Joint Venture Arrangements: enter into any arrangements which constitute a partnership or joint venture with any other person or persons;

     (k) Litigation: commence or settle any litigation involving a claim exceeding (Pounds)500,000;

     (l) Subsidiary's Constitution: make any alteration to any Subsidiary's memorandum or articles of association.

     (m)  Winding Up: pass any resolution for winding up;

     (n) Receiver or Administrator: apply for the appointment of a receiver or an administrator;

     (o) Dividends: declare, make or pay any dividend (interim or final) save to the extent needed to fund the payment of dividends on Preference Shares (but subject always to the terms of the Finance Documents), and save also in respect of dividends of amounts which would not (if paid) unreasonably deplete the financial resources of the relevant Subsidiary having regard to the actual and prospective obligations, commitments and planned or budgeted expenditure of the CTSH Group provided always that the payment of such dividends is permitted by the terms of the Finance Documents (it being agreed that the Shareholders will use their best endeavours to ensure that the Company will make any such dividends in a tax efficient manner for each Shareholder);

     (p) Business Plan: reorganise or change the nature or scope of its business from that as set out in the Business Plan (as amended from time to time in accordance with clause 8.1);

     (q) Incentive Schemes: establish, approve or make any amendment or variation to any cash incentive or cash bonus scheme in relation to any employee of the Company or any Subsidiary provided that (i) neither CCIC nor TdF shall unreasonably withhold their consent to the establishment or implementation of cash incentive or cash bonus schemes of a type which are currently or have in the past been operated by members of the CTSH Group in accordance with reasonable business principles for the benefit of employees of the Company or its Subsidiaries and (ii) it is acknowledged and agreed that the remuneration of employees of the Company or its Subsidiaries may continue to be determined and increased in a manner consistent with past practices of the Company and its Subsidiaries in accordance with reasonable business principles;

     (r) Public Offerings: take any step to obtain a listing or quotation for any Shares or any shares of a Subsidiary on any stock exchange, over-the-counter market or other trading association with a view to offering any Shares or any shares of a Subsidiary for sale to the public; and

     (s) Operating Agreement: make any amendment to the Operating Agreement , other than an amendment of a formal, minor or technical nature.

6.3  Matters Requiring Consent of Particular Shareholder

     The Shareholders shall exercise all voting and other powers of control available to them (directly or indirectly) in relation to the Company so as to procure (insofar as they are able by the exercise of such rights and powers) that neither the Company nor any Subsidiary shall do or permit or suffer to be done any act or thing which will cause the rights of any Shareholder (in that Shareholder's capacity as a holder of the Company Shares) to be adversely affected in a manner not applicable to all Shareholders, without such Shareholder's written consent.

6.4 Each Shareholder agrees that it will procure that entities comprised within it, its Affiliates and Permitted Transferees shall together ensure that one entity shall at all times be authorised to exercise the rights of that Shareholder under this Agreement. The identity of such entity for the time being shall be notified to all other Shareholders.

6.5 Notwithstanding any other provisions of this Agreement neither the Company nor any Subsidiary shall issue any share capital or other securities convertible or exchangeable into share capital if the consequence of such issue would be that (i) the BBC would thereby become entitled to terminate the Analogue Transmission Contract pursuant to 13.5 thereof or the Digital Transmission Contract pursuant to clause 12.7 thereof (unless the BBC shall have first confirmed in writing that it will not exercise its right of termination in consequence of such issue), (ii) any licence held by the Company or any Subsidiary under the Telecommunications Act 1984 or the Wireless Telegraphy Act 1949 would thereby become capable of being terminated or revoked in accordance with its terms unless the relevant regulator shall have first confirmed in writing that the relevant licence will not be terminated in consequence of the proposed issue (iii) either CCIC or TdF would thereby be in breach of the Commitment Agreement (unless the BBC shall have first consented to the transfer in accordance with the terms of the Commitment Agreement) or (iv) CCIC and TdF would cease to hold the same percentage of Company Shares as they did immediately prior to such issue at the date of this Agreement being 80 and 20 per cent. respectively.

6.6 If either of the Shareholders shall refuse to give its agreement in respect of any matter for which its consent is required under clause 6.1 or 6.2 or if that Shareholder's nominated Directors shall vote against, or abstain in respect of, a resolution put to the Board of Directors of the Company or any of its Subsidiaries, then the other Shareholder (notwithstanding the terms of the Operating Agreement) shall be entitled to pursue the transaction to which that matter or resolution relates in its own right and for its own account free from any duty or obligation to any company in the CTSH Group or any of their respective shareholders.

6.7 The rights of the Directors of the Company nominated by CCIC referred to in clauses 3.4(c) and (e), and 5.3(a) and (d) cease to be rights of such Directors and shall become rights of all of the Directors of the Company, upon CCIC ceasing to be the Controlling Shareholder.

7.   GUARANTEES TO THIRD PARTIES

     No Shareholder shall be under any obligation to give any guarantee or indemnity or the like on behalf of the Company or any Subsidiary.

8.   ANNUAL BUDGET

     The Shareholders shall exercise all voting and other powers of control available to them directly or indirectly in relation to the Company so as to procure (insofar as they are able by the exercise of such rights and powers) that, not less than 90 days before the beginning of each Financial Year, the Company shall draw up an annual budget for the Financial Year next following in such format as the Shareholders shall prescribe from time to time (but to include a capital expenditure forecast and a cashflow forecast) and shall submit each such annual budget and any proposed amendments to the Business Plan for review and approval to each Shareholder which is Qualified. Each such annual budget and proposed amendments to the Business Plan shall be subject to the approval of each Shareholder which is Qualified. Each such Shareholder undertakes to the other Shareholders to act in good faith when reviewing each such annual budget and proposed amendments to the Business Plan and subject always to its rights under clauses 6.1(b) and 6.2(d) undertakes not unreasonably to withhold its approval of such document.

9.   TRANSFERS

9.1  No Transfers

     Unless prior consent in writing is obtained from each Shareholder which is Qualified or except as provided in clauses 9.2 or 9.4 to 9.9 or as contemplated by the Governance Agreement (but in any case subject to clauses 9.3 and 9.12) no Shareholder may sell, transfer, mortgage, charge or otherwise dispose of all or any of its Company Shares or any legal or beneficial interest therein or any rights to subscribe therefor.

9.2  Permitted Transfers

     Notwithstanding the provisions in clauses 9.1 but subject to clauses 9.3 and 9.12, any Shareholder may transfer its holding of, or beneficial interest in, Company Shares to a person who is an Affiliate of the transferor at the date hereof, provided that (a) as a condition of each of the permitted transfers, the transferee shall be required to comply with clause 9.12, (b) where Company Shares have been transferred from a Shareholder to an Affiliate and subsequently the transferee ceases to be an Affiliate of that Shareholder, then the Shareholder concerned shall procure that such Affiliate shall forthwith transfer such Company Shares back to the original Shareholder and (c) each Shareholder agrees not to effect transfers or changes in such Shareholder's Group in such a manner as to frustrate the intent of this clause 9.2, which is to permit transfers only to and holdings by related persons and entities. For the purposes of clauses 9.4 to 9.9 reference to TdF shall be deemed to include TdF and its

     Affiliates and Permitted Transferees and to CCIC shall be deemed to include CCIC and its Affiliates and Permitted Transferees.

9.3  Change of Control and Stapling

     Notwithstanding any other provisions of this Agreement:

     (a) no Shareholder shall be entitled to transfer or otherwise dispose of an interest in any Company Shares if the consequence of such transfer or disposal would be that (i) the BBC would thereby become entitled to terminate the Analogue Transmission Contract pursuant to clause 13.5 thereof or the Digital Transmission Contract pursuant to clause 12.7 thereof (unless the BBC shall have first confirmed in writing that it will not exercise its right of termination in consequence of such transfer or disposal), (ii) any licence held by the Company or any Subsidiary under the Telecommunications Act 1984 or the Wireless Telegraphy Act 1949 would thereby become capable of being terminated or revoked in accordance with its terms unless the relevant regulator shall have confirmed in writing that the relevant licence will not be terminated in consequence of the proposed transfer or disposal or
          (iii) either CCIC or TdF would thereby be in breach of the Commitment Agreement (unless the BBC shall have first consented to the transfer in accordance with the terms and conditions of the Commitment Agreement); and

     (b) at any time prior to the conversion of Preference Shares into Ordinary Shares (as contemplated by clause 2.2(a), Company Shares may only be transferred or otherwise disposed of in tranches of 1,000 Company Shares, comprising 1 Ordinary Share and 999 Preference Shares (or, following the redemption of any Preference Shares, in such proportion as the aggregate number of Ordinary Shares then in issue bears to the aggregate number of Preference Shares then in issue).

9.4  Pre-emption Rights

(a) A Shareholder may transfer its Shares and Warrants at any time after whichever is the later of (i) the second anniversary of this Agreement or
     (ii) the expiry of the period for the completion of the TDF Put Right or, as the case may be, the Company Call Right, in accordance with the provisions of this clause 9.4. Subject to clauses 9.2, 9.3, 9.5 and 9.12, if a Shareholder (for the purposes of this clause 9.4, the "Selling Shareholder") wishes to transfer all (but not part of) its Shares and Warrants in the Company (collectively the "Vendor Interest") it shall give to the other Shareholder notice in writing of such desire (for the purposes of this clause 9.4 a "Transfer Notice"). A Selling Shareholder may only serve a Transfer Notice if it has first agreed (on a subject to contract basis) the material terms relating to that transfer (including a cash price) for the Vendor Interest with a bona fide third party purchaser. A Transfer Notice shall specify the name of the person (the "Proposed Purchaser") to whom the Selling Shareholder proposes to transfer the Vendor Interest (any shares comprised in the Vendor Interest being for the purposes of this clause 9.4 referred to as the "Sale Shares" and, as applicable, any Warrants referred to as "Sale Warrants") and the cash price per Sale Share and, as applicable, the cash price per Sale Warrant at which the Selling Shareholder proposes to so transfer (the "Sale Price").

(b) If the other Shareholder shall give notice to the Selling Shareholder that it wishes to purchase the Sale Shares and, as applicable, the Sale Warrants at the Sale Price on or before the date which falls 30 days after such notice (the date on which the other Shareholder gives such notice being referred to as the "Acceptance Date") of the date of receipt of the Transfer Notice by the other Shareholder, the Selling Shareholder shall be bound upon receipt of the Sale Price to transfer the Sale Shares and, as applicable, Sale Warrants to the other Shareholder and the other Shareholder shall be bound to purchase the Sale Warrants at the Sale Price.

(c) If the other Shareholder shall notify the Selling Shareholder that it is not willing to purchase all of the Sale Shares and, as applicable, the Sale Warrants at the Sale Price pursuant to the foregoing provisions of this clause 9.4 or the other Shareholder fails to give notice to the Selling Shareholder in accordance with clause 9.4(b), then in the event that the Selling Shareholder wishes to transfer the Sale Shares and, as applicable, the Sale Warrants the Selling Shareholder shall not be obliged to sell any of the Sales Shares or, as applicable, the Sale Warrants to the other Shareholder and shall, subject to clause 9.5, be at liberty at any time within 6 months after the Acceptance Date to sell and transfer all (but not part of) the Sale Shares and, as applicable, the Sale Warrants to the person whose name was specified in the Transfer Notice at a cash price not being less than the Sale Price.

(d) Subject to clause 9.4(e), he closing of any sale of Sale Shares and, as applicable, Sale Warrants pursuant to this clause 9.4 shall, subject to the satisfaction of the conditions precedent set out in Schedule 2, take place on any Business Day within 6 months after the Acceptance Date as nominated by the Selling Shareholder (or, if later, such date which is the second Business Day after the date on which such conditions shall have been satisfied) at a time and place specified by the Selling Shareholder by not less than 14 days' notice in writing. On the closing date, the Selling Shareholder shall deliver (i) duly executed transfers in respect of such Sale Shares and, as applicable, Sale Warrants and the share and, as applicable, warrant certificate(s) in respect thereof (which Sale Shares and Sale Warrants shall be sold free and clear of any Liens) and (ii) such other documents, including evidence of ownership and authority, as the other Shareholder may reasonably request, against which the other Shareholder shall pay the Sale Price. In connection with such closing, the Selling Shareholder and the other Shareholder shall also provide such other customary closing certificate and opinions as the other Shareholder or, as the case may be, the Selling Shareholder may reasonably request.

     The sale of any shares under the above provisions of this clause shall comprise the entire legal and beneficial ownership of the Sale Shares and, as applicable, Sale Warrants in question with a full title guarantee covenant.

(e) Notwithstanding clause 9.4(d), if CCIC is not the Selling Shareholder, CCIC shall, at its option, be entitled to discharge the Sale Price by issuing to the Selling Shareholder (instead of cash) such number of shares of Common Stock (the "TdF Pre-emption Shares") as have an aggregate price equal to the Sale Price divided by the weighted average price per share of Common Stock over the five trading days on the principal stock exchange on which such Common Stock was traded immediately preceding the closing of the sale of the Sale Shares and the Sale Warrants (discounted by 15 per cent.). If CCIC so elects, CCIC shall deliver to TdF at the closing of the sale of the Sale Shares and the Sale Warrants the TdF Pre-emption Shares (and certificates in respect thereof) registered in the name of TdF (or, as it may require, its nominees or Affiliates). The provisions of clause 9.7(e) and (d) shall apply, mutatis mutandis, in respect of the TdF Pre-emption Shares.

9.5  Take along rights

(a) Subject to clauses 9.2 and 9.3, no sale or transfer (whether by one or by a series of transactions) to a person or its Affiliates or anyone acting in concert with that person of any Shares and, as applicable, Warrants (the "Specified Shares") in the Company held by a Selling Shareholder (as defined in clause 9.4) (other than a sale or transfer to a Shareholder) shall be made or registered without the prior consent of the other Shareholder unless, before such sale or transfer is made, the proposed transferee has irrevocably and unconditionally offered to purchase all of the Shares and, as applicable, Warrants in the Company held by the other Shareholder for the time being at the Specified Price and otherwise on the same terms (including as to the time of completion and the manner of payment) as the proposed transferee has offered to purchase the Specified Shares.

(b) In this clause 9.5, the expression the "Specified Price" shall mean a consideration for each of the Shares and Warrants at least equal to the aggregate of that offered or paid or payable by the proposed transferee for each of the Specified Shares. For the purposes of this clause, the consideration payable for such of the Specified Shares shall include any amount received or receivable by the holder of the Specified Shares which, having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for each of the Specified Shares and, in the event of any disagreement about the calculation of the Specified Price, its calculation shall be referred to the auditors of the Company within seven days of the dispute arising (acting as experts and not as arbitrators) whose decision with respect to the Specified Price shall be final and binding on the parties. The parties shall give all reasonable assistance to the auditors of the Company in verifying the Specified Price, including, without limitation, the disclosure of all relevant documentation containing the terms of the transaction relating to the proposed sale of the Specified Shares.

(c) The sale of any Shares and Warrants under the above provisions of this clause shall comprise the entire legal and beneficial ownership of the Shares and Warrants in question, with a full title guarantee covenant.

9.6  TdF's Rights on Change of Control



(a)  Change of Control


(i) CCIC agrees that if the TDF Rollup shall not have been consummated on or prior to the second anniversary of the date of this Agreement or, if earlier, if TdF shall cease to be Qualified (as determined in accordance with the Governance Agreement) TdF shall have the option to require CCIC to acquire all, but not less than all, of the Shares and the Warrants legally or beneficially owned or held by TdF (the "TdF Interest") for cash in an amount equal to the Fair Market Value (as determined in accordance with the procedures set forth in clause 9.6(b)) of the TdF Interest at any time in the event of a Change of Control (the "Change in Control Option").

(ii) The Change of Control Option may be exercised by TdF serving written notice (a "Change of Control Notice") within 45 days of TdF becoming aware on reasonable grounds of a Change of Control in accordance with clause 28.

(b) The valuation procedures referred to in clause 9.6(a) shall be as follows. Each of CCIC and TdF shall negotiate in good faith to determine the Fair Market Value per share and per warrant of the TdF Shares Interest (the "CTSH Per Share/Warrant Value") within 30 days following the delivery by TdF to CCIC of the Change of Control Notice. If CCIC and TdF do not agree on a CTSH Per Share/Warrant Value within such 30 day period, they shall, within three days, appoint an independent investment banker of international stature with its principal office in New York City (the "Appraiser") and shall provide such Appraiser with their respective written determinations of the CTSH Per Share/Warrant Value. Such Appraiser shall then choose (taking into account all relevant factors but no discount shall be applied as a result of the termination or potential termination of the BBC Contracts), as between the written determinations of the CTSH Per Share/Warrant Value provided by CCIC and TdF to the Appraiser, the CTSH Per Share/Warrant Value which most closely approximates, in the expert opinion of the Appraiser, the Fair Market Value per Share and per Warrant of the TdF Interest as of the Option Exercise Date. If the parties are unable to agree on the selection of such Appraiser within such three-day period, they shall on such third day so notify the Chairman of the New York Stock Exchange, Inc., who shall, within five days of such notification, appoint an investment banker meeting the qualifications set forth above to serve as the Appraiser. In any case, the Appraiser shall make its decision with respect to the CTSH Per Share/Warrant Value within ten days of the date of its engagement and must choose (taking into account all relevant factors but no discount shall be applied as a result of the termination or potential termination of the BBC Contracts) a CTSH Per Share/Warrant Value presented by either of CCIC or TdF pursuant to their respective written determinations (i.e. such Appraiser may not select a different value). The fees and expenses of the Appraiser shall be paid by CCIC.

9.7  TdF Exit Right


(a) CCIC agrees that at any time after the earlier to occur of (i) the second anniversary of the date of this Agreement or (ii) TdF ceasing to be Qualified for the purposes of the Governance Agreement, TdF shall have the right at any time in its sole discretion, so long as the CTSH Option shall not have been consummated, (the "TdF Exit Right"), upon not less than six months' notice (the "TdF Exit Notice") by TdF to CCIC, to require CCIC to purchase all, but not less than all, of the Shares and Warrants legally or beneficially owned or held by TdF ("the TdF Interest") in exchange for, in CCIC's sole discretion, (i) that number of shares of Common Stock (the "TdF Exit Shares") as have an aggregate price equal to the Fair Market Value (as determined in accordance with the procedures set forth in clause 9.7(e)) of the TdF Interest divided by the weighted average price per share of Common Stock over the five trading days on the principal stock exchange on which such Common Stock was traded immediately preceding the closing of the TdF Exit Right pursuant to clause 9.7(e) (discounted by 15 per cent.), or (ii) cash in an amount equal to such Fair Market Value (determined as aforesaid) of the TdF Interest.

(b) The closing of the TdF Exit Right shall, subject to the satisfaction of the conditions precedent set forth in Schedule 2, take place on any Business Day within 6 months after the date on which CCIC shall have received the TdF Exit Notice (or, if later, such date which is the second Business Day after the date on which such conditions shall have been satisfied), at a date, time and place specified by CCIC or such other date, time and place as may be agreed to by TdF and CCIC. On the closing date of the TdF Exit Right, CCIC shall deliver or, as the case may be, pay to TdF, against delivery of (i) duly executed transfers in respect of the Shares and Warrants legally or beneficially owned or held by TdF and the share or warrant certificate(s) in respect thereof (which Shares and Warrants TdF undertakes to sell free and clear of all Liens) and (ii) such other documents, including evidence of ownership and authority, as CCIC may reasonably request, the TdF Exit Shares (and certificates in respect thereof) registered in the name of TdF (or, as it may require, its nominees or Affiliates) or, as the case may be, an amount in cash equal to the Fair Market Value of the TdF Interest (by unconditional and irrevocable credit to such bank account as TdF may specify for such purpose). In connection with such closing, CCIC and TdF shall also provide such other customary closing certificates and opinions as TdF or CCIC, as appropriate, may reasonably request.

(c) All TdF Exit Shares to be issued pursuant to any exercise of the TdF Exit Right shall be issued as fully paid and free from all Liens and shall carry all rights, benefits and advantages attached to the Common Stock except any right with a record date prior to the date of issue of the TdF Exit Shares including, without limitation, the right to any dividend declared but not paid.

(d) If TdF shall receive Common Stock pursuant to clause 9.7(b)(i) in respect of its exercise of the TdF Exit Right, the Company shall grant TdF demand registration rights (the "Demand Rights") comparable to those set forth in
     Section 4.02 of the Stockholders Agreement with respect to such Common Stock and "tag along" rights comparable to those set out in section 5.02 in the Stockholders' Agreement with respect to such Common Stock. TdF shall on a disposal of such Common Stock pursuant to the aforementioned Demand Rights appoint an underwriter reasonably satisfactory to CCIC.

(e) The valuation procedures referred to in clause 9.7(b) shall be as follows. Each of CCIC and TdF shall negotiate in good faith to determine the Fair Market Value per share and per warrant of the TdF Interest (the "CTSH Per Share/Warrant Value") within 30 days following the delivery by TdF to CCIC of the TdF Exit Notice. If CCIC and TdF do not agree on a CTSH Per Share/Warrant Value within such 30 day period, they shall, within three days, appoint an independent investment banker of international stature with its principal office in New York City (the "Appraiser") and shall provide such Appraiser with their respective written determinations of the CTSH Per Share/Warrant Value. Such Appraiser shall then choose (taking into account all relevant factors), as between the written determinations of the CTSH Per Share/Warrant Value provided by CCIC and TdF to the Appraiser, the CTSH Per Share/Warrant Value which most closely approximates, in the expert opinion of the Appraiser, the Fair Market Value per Share and per Warrant of the TdF Interest as of the closing of the TdF Exit Right. If the parties are unable to agree on the selection of such Appraiser within such three-day period, they shall on such third day so notify the Chairman of the New York Stock Exchange, Inc., who shall, within five days of such notification, appoint an investment banker meeting the qualifications set forth above to serve as the Appraiser. In any case, the Appraiser shall make its decision with respect to the CTSH Per Share/Warrant Value within ten days of the date of its engagement and must choose (taking into account all relevant factors) a CTSH Per Share/Warrant Value presented by either of CCIC or TdF pursuant to their respective written determinations (i.e. such Appraiser may not select a different value). The fees and expenses of the Appraiser shall be paid by CCIC.

(f) The sale of any Shares and Warrants under the above provisions of this clause shall comprise the entire legal and beneficial interest of the Shares and the Warrants in question, with a full title guarantee covenant.

9.8  CCIC Deadlock Right

(a) Subject to clause 9.3 and provided that the TdF Rollup shall not have been consummated, TdF agrees that CCIC shall have the right (the "CCIC Deadlock Right") to require TdF to sell all, but not less than all, of the TdF Interest in exchange for cash in an amount equal to the Fair Market Value of the TdF Interest determined in accordance with the procedures set out in clause 9.7(e). The CCIC Deadlock Right may be exercised on one occasion only but shall not be exercisable unless the following conditions shall have been satisfied:

     (i) a period of three years shall have elapsed from the date of this Agreement; and

     (ii) in any consecutive period of six months following the third anniversary of this Agreement, TdF shall on three separate occasions have refused to give its agreement in respect of a matter or matters relating to Permitted Business or permitted by the Operating Agreement of the type described in clause 6.1(a), (f), (g), (h),
            (i), (j) or (k) or clause 6.2(a), (f), (g), (h), (i), (j) or (p) in each case relating to any matter or thing relating to Permitted Business and/or as permitted by the Operating Agreement in circumstances in which CCIC has given its agreement and in which the matters in question have been proposed in good faith; and

     (iii) TdF has not elected to withdraw the latest veto giving rise to the Deadlock Right within 14 Business Days after receipt of the CCIC Deadlock Right Notice (and during which period TdF and CCIC agree to negotiate in good faith with respect to the matter concerned with a view to reaching agreement or a mutually acceptable compromise with respect to such matter).

     The CCIC Deadlock Right shall only be exercisable by CCIC serving on TdF a written notice (the "CCIC Deadlock Right Notice") stating its intention to exercise such right unless TdF withdraws the latest veto giving rise to the Deadlock Right within 14 Business Days after receipt of such notice, and only so long as such notice is served on TdF within 14 Business Days after condition (ii) above has been satisfied.

(b) The closing of the CCIC Deadlock Right shall, subject to satisfaction of the conditions precedent set out in Schedule 2, take place on the tenth Business Day after the date on which TdF gives notice to CCIC of its election not to withdraw the latest veto or if no such notice is given the latest day on which TdF has the right to withdraw such veto under clause
     (a) above (or, if later, such date which is the second Business Day after the date on which each of such conditions shall have been satisfied), at a time and place specified by CCIC as such notice or such other date, time and place as may be agreed by CCIC and TdF. On the closing date of the CCIC Deadlock Right, CCIC shall pay to TdF, against delivery of (i) duly executed transfers in respect of the Shares and Warrants legally or beneficially held by TdF and the share and warrant certificate(s) in respect thereof (which Shares and Warrants TdF undertakes to sell free and clear of all Liens) and (ii) such other documents, including evidence of ownership and authority, as CCIC may reasonably request, an amount in cash equal to the Fair Market Value of the TdF Interest (by unconditional and irrevocable credit to such bank account as TdF may specify for such purpose). In connection with such closing, CCIC and TdF shall also provide such other customary closing certificates and opinions as TdF or, as the case may be, CCIC may reasonably request.

(c) The sale of any Shares and Warrants under the above provisions of this clause shall comprise the entire legal and beneficial interest of the Shares and the Warrants in question, with a full title guarantee covenant.

9.9  CCIC Shotgun Right

(a) Provided that the TdF Rollup shall not have been consummated, CCIC may (i) by not more than 90 and not less than 60 days' notice in writing, expiring on the fifth anniversary of the date of this Agreement or (ii) at any time within 45 days of CCIC becoming aware on reasonable grounds of a TdF Change of Control (in each case, the "Shotgun Notice") offer to TdF to acquire the TdF Interest, in the case of (a)(i), on the fifth anniversary of the date of this Agreement (or, if such day is not a Business Day, the first Business Day thereafter) or, in the case of (a)(ii), on the forty-fifth day after the date of the Shotgun Notice. Such Shotgun Notice shall specify the cash price per Share and per Warrant at which the offer is made and shall request TdF to notify CCIC in writing within 30 days from the date of the Shotgun Notice:

     (i)  whether or not TdF is willing to sell the TdF Interest; and

     (ii) (if TdF is not so willing) that TdF (by itself or together with any other person or persons) is willing to acquire from CCIC all the Shares and Warrants for the time being held by CCIC at the same price per Share and per Warrant as is specified in the Shotgun Notice.

(b) If, after the expiry of the 30 day period referred to in clause 9.9(a), TdF shall not have given any notice in writing to CCIC in the form required by clause 9.9(a), TdF shall be deemed to have accepted the offer made by CCIC and shall be bound to sell the TdF Interest at the price specified in the Shotgun Notice on the date for completion specified in clause 9.9(a).

(c) If TdF gives notice to CCIC of its willingness to sell the TdF Interest (as contemplated by clause 9.9(a)(i)), TdF shall be bound to sell the TdF Interest at the price specified in the Shotgun Notice given by CCIC on the date for completion specified in clause 9.9(a).

(d) If TdF gives notice (the "TdF Notice") to CCIC of its willingness to purchase all the Shares and Warrants then held by CCIC (as contemplated by clause 9.9(a)(ii)), CCIC shall be bound to sell such Shares and Warrants at the price specified in the Shotgun Notice on the date for completion specified in clause 9.9(a).

(e) The closing of any sale of Shares and Warrants pursuant to this clause 9.9 shall, subject to the satisfaction of the conditions precedent set out in
     Schedule 2 to this Agreement, take place at a time and place specified by CCIC, if CCIC is the purchaser, or by TdF, if TdF is the purchaser, by not less than 15 days' notice in writing. On the closing date, the Shareholder which is obliged to sell its Shares and Warrants shall deliver (i) duly executed transfers in respect of such Shares and Warrants and the share and warrant certificate(s) in respect thereof (which Shares and Warrants shall be sold free and clear of any Liens) and (ii) such other documents, including evidence of ownership and authority, as the purchaser may reasonably request, against which the purchaser shall pay the price specified in the notice given by CCIC pursuant to clause 9.9(a). In connection with such closing, CCIC and TdF shall also provide such other customary closing certificates as TdF or, as the case may be, CCIC may reasonably request.

(f) The sale of any Shares and Warrants under the above provisions of this clause shall comprise the entire legal and beneficial interest of the Shares and Warrants in question, with a full title guarantee covenant.

9.10 Other options

     For the avoidance of doubt, the Shareholders confirm that the rights contained in Section 5 of the Governance Agreement are additional to those set out in this Agreement.

9.11 Legends on Share Certificates

     All certificates representing Company Shares shall bear the following legend:

     "The shares represented by this Certificate are subject to an agreement among Castle Transmission Services (Holdings) Limited and its shareholders which, inter alia, restricts transfer of these shares and in some circumstances requires the transfer of these shares. Any transfer in violation of that agreement will be void, and any transferee is required to become party to that agreement."

9.12 Admission of Shareholders

     No Shareholder may transfer any Company Shares to any person unless such person has first executed and delivered to the other Shareholder a deed of adherence in the form set out in Schedule 1.

9.13 The Company shall have no obligation to register the transfer of any Company Shares if the proposed transfer does not comply with the provisions of this clause 9.

9.14 TdF and CCIC each undertake to the other to use all reasonable endeavours to obtain any consents or approvals required to give effect to the provisions of this clause 9 and agree not to take any steps which may adversely affect the prospects of obtaining any such consents or approvals.

10. SERVICES AGREEMENT WITH TeLeDIFFUSION DE FRANCE, S.A.; WARRANTS; OPERATING AGREEMENT

10.1 Services Agreement

     Each Shareholder shall, in its capacity as shareholder of the Company, pass resolutions and procure the passing of resolutions by the Directors of CTI and do everything else necessary (in each case, so far as they are able by the exercise of their rights and powers as Shareholders so to pass, procure and/or do) to cause CTI immediately following Completion to enter into and thereafter to perform its obligations under a services agreement in the agreed form between CTI and TeleDiffusion de France, S.A. TdF undertakes immediately following Completion to procure that TeleDiffusion de France, S.A. shall enter into and thereafter perform its obligations under the TDF Services Agreement.

10.2 Warrants

     Each Shareholder shall, in its capacity as shareholder of the Company, pass resolutions and procure the passing of resolutions by the Directors of the Company and do everything else necessary (in each case, so far as they are able by the exercise of their rights and powers as Shareholders so to pass, procure and/or do) to cause the Company to execute and thereafter perform its obligations under the Warrant Documentation provided always that TdF may not exercise its Warrants if the effect would be to cause TdF to have an interest in more than 20 per cent. of the Company Shares and CCIC may not exercise its Warrants if the effect would be to cause TdF to have an interest in less than 20 per cent. of the Company Shares.

10.3 Operating Agreement

     Each Shareholder shall, in its capacity as shareholder of the Company, pass resolutions and procure the passing of resolutions by the Directors of the Company and CTI and do everything else necessary (in each case, so far as they are able by the exercise of their rights and powers as Shareholders so to pass, procure and/or do) to cause the Company and CTI on Completion to execute and thereafter perform its obligations under the Operating Agreement.

11.  SPECIFIC PERFORMANCE

11.1 The Company Shares cannot be readily purchased or sold in the open market, and for that reason, among others, the Company and the Shareholders will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly each Shareholder and the Company agree that specific performance and injunctive relief would be appropriate remedies in the event of any breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, should any controversy arise concerning a sale or disposition of any Company Shares, an injunction may be issued restraining any sale or disposition pending the determination of such controversy, and the resolution thereof shall be enforceable in a court of equity by a decree of specific performance. The remedies specified in this clause 12.1 shall be cumulative and not exclusive, and shall be in addition to any other remedies which the parties may have.

11.2 Each party confirms to each other party that, for the purposes of entering into the transactions contemplated by this Agreement:

     (a) it has entered into such transactions entirely on the basis of its own assessment of the risks and effect thereof;

     (b) save as expressly set out in this Agreement is owed no duty of care or other obligation by any other party in respect thereof; and

     (c) in so far as it is owed any such duty or obligation as referred to in subparagraph (b) above (whether in contract, tort or otherwise) (save as expressly set out in this Agreement) by such other party it hereby waives, to the extent permitted by law, any rights which it may have in respect of such duty or obligation.

12.  TERM

12.1 Term

     This Agreement shall continue in force until the date on which only one Shareholder remains as a party to this Agreement (in accordance with clause 12.2).

12.2 This Agreement shall cease and determine in respect of a Shareholder, upon that Shareholder ceasing to be Qualified. Upon TdF ceasing to be Qualified after the TDF Rollup, TdF shall transfer its remaining Ordinary Share to CCIC at par value and shall (a) deliver to CCIC a duly executed transfer in respect thereof and the share certificate therefor and (b) shall cause the directors nominated by TdF to resign without compensation.

12.3 Certain Rights and Obligations to Survive

     Termination of this Agreement shall in no way affect the operation of clauses 10, 11, 14, 20, 21, 22, 23, 25, 26, 27 and 28 or any rights of any
     Shareholder arising from any happening or event prior to the date of termination of this Agreement and any cause of action accruing prior to that date shall survive and be disposed of as though the provisions of this Agreement continued in full force and effect.

13.  WARRANTIES

     Each party warrants to the other parties as follows:

     (a) Power to Enter into Agreement: It has the legal right and power to enter into this Agreement and to consummate the transactions contemplated hereby on and subject to the terms and conditions of this Agreement, and the execution, delivery and performance of this Agreement by it has been duly and validly authorised and this Agreement is a valid and binding agreement enforceable in accordance with its terms.

     (b) No Further Authorisation: No further authorisation, consent or approval of any person is required by or in relation to it as a condition to the validity of this Agreement or to give effect to the transactions contemplated hereby.

14.  CONFIDENTIALITY

14.1 Confidentiality

     Subject as provided in clause 14.4 below, all matters relating to this Agreement and the negotiations relating to this Agreement and all information acquired or received by any party under or in connection with this Agreement shall be held confidential during the continuance of this Agreement, and each party agrees that it shall not divulge any such confidential information to any third party, without the prior written approval of all other Shareholders provided that any party may, without such approval, disclose such matters or information:

     (a) Assignees: to a bona fide intending assignee of such party upon obtaining a similar undertaking of confidentiality from such intending assignee;

     (b) Professionals: to any outside professional consultants upon obtaining a similar undertaking of confidentiality from such consultants;

     (c) Banks etc.: to any bank or financial institution from whom such party is seeking to obtain finance, upon obtaining a similar undertaking of confidentiality from such bank or institution;

     (d) Public Domain: to the extent that the same has become generally available to the public other than as a result of unauthorised disclosure by a party;

     (e) Partners: in the case of a Shareholder which is a partnership, to the Shareholder's constituent partners; and

     (f) Law/Listing Regulations: to persons or the general public if disclosure to such persons or the general public is required to comply with any applicable law or regulation of any country or the rules or regulations of the London Stock Exchange or any other exchange or market on which securities of a Shareholder or the parent corporation of a Shareholder are quoted, provided that any such information disclosed pursuant to this paragraph (f) shall be disclosed only after consultation with the other parties unless such consultation is prohibited or the time limits within which such disclosure must be made are such that consultation is impracticable.

14.2 Employees etc.

     Each party shall use its reasonable endeavours to ensure that those of its employees, agents, contractors and partners who are at any time in possession of confidential information of a kind referred to in clause 16.1 and the employees, agents and contractors of the Company and each of the Subsidiaries do not disclose or suffer or permit the disclosure of the same.

14.3 The Company's Confidentiality Obligation

     The Company shall (and the Company shall procure that each of the Subsidiaries shall) observe a similar obligation of confidence in favour of each of the parties to this Agreement.

14.4 Any Shareholder may communicate any information received by it pursuant to this Agreement, and the Director nominated by it pursuant to clause 3.3(c) may communicate any information received by him pursuant to this Agreement or otherwise in his capacity as director of the Company, to that Shareholder. Any Shareholder may communicate any such information (other than information which relates to the business or affairs of a Shareholder or its Affiliates) to any company which is its subsidiary or holding company or a subsidiary of its ultimate holding company or to its manager or investment or other professional adviser or any person or persons on behalf of whom it holds Company Shares subject to the obligations set out in clause 14.2; provided that nothing in this Agreement shall require such disclosure unless the Director's fiduciary duty to the Company or any of its Subsidiaries would be breached as a result.

15.  PUBLIC ANNOUNCEMENTS

     No party shall issue or make any public announcements or statement regarding this Agreement, the Company's or any Subsidiary's Business or its involvement in the Company or with any Subsidiary unless prior thereto such party furnishes all Shareholders with a copy of such announcement or statement and obtains the approval of the other Shareholders which approval shall not be unreasonably withheld provided that, notwithstanding any failure to obtain approval, no party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with any applicable law or regulation of any country or the rules or regulations of the London Stock Exchange or any other exchange or market on which securities of a party are quoted, it being recognised, however that the parties will endeavour to ensure that any such public announcements or statements are made contemporaneously.

16.  FURTHER ASSURANCES

     The parties shall each execute and deliver such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

17.  OTHER AGREEMENTS AMONG SHAREHOLDERS

17.1 No Existing Agreements

     Each of the Shareholders represents and warrants that as of the execution of this Agreement it is not party to any written or other enforceable agreement with any other Shareholder with respect to the subject matter of this Agreement, except for this Agreement.

17.2 Disclosure of Future Agreements

     Each of the Shareholders agrees that it will not enter into any written or other enforceable agreement with any other Shareholder with respect to the subject matter of this Agreement without first obtaining the prior written approval of all of the Shareholders.

17.3 Competitive Bidding

     Each of the Shareholders agrees that if it or any of its Affiliates bids or intends to bid for any contract or project in competition with the Company or CTI, then:

     (a) it will promptly disclose that fact to the other Shareholders; and

     (b) the Company, CTI and the other Shareholders will be entitled to withhold from that Shareholder and its Group and its nominated Director any confidential information relating to the proposed bid for that contract or project by the Company or CTI.

17.4 Conflicts involving a Shareholder

     Each Shareholder agrees that neither it, any of its Affiliates, any of its Permitted Transferees nor its nominated Director will be entitled to participate in decisions (but shall be entitled to participate in discussions) of the Directors of the Company or any Subsidiary involving:

     (a) any claim or prospective legal proceedings by the Company or any Subsidiary against that Shareholder or any of its Affiliates;

     (b) any claim or prospective legal proceedings by that Shareholder or any of its Affiliates against the Company or any Subsidiary;

     (c) any bid by the Company or any Subsidiary for any contract or project in respect of which that Shareholder or any of its Affiliates intends to bid in competition with the Company or any Subsidiary; and

     (d) any transaction or proposed transaction between the Company or a Subsidiary and a Shareholder or an Affiliate of a Shareholder.

     In relation to any of the circumstances set out in clause 17.4(a), (b), (c) or (d), the Company, any Subsidiary and the other Shareholders shall be entitled to withhold from that Shareholder and its Group and its nominated Director any confidential information relating thereto.

18.  SUBSIDIARIES TO ACKNOWLEDGE AGREEMENT

     The Shareholders (in their capacity as shareholders of the Company) and the Company will procure Subsidiaries to acknowledge the provisions hereof and to agree to be bound by the same to the extent applicable, by execution of deeds of adherence in a form approved by resolution of the Directors of the Company.

19.  COMPLIANCE BY THE COMPANY AND SUBSIDIARIES

     The Shareholders each undertake (in their capacity as Shareholders) to:

     (a) Exercise Voting Rights: exercise the voting rights attributable to the Company Shares which they hold; and

     (b) Cause Directors to Vote: cause the Directors of the Company and the directors of each of the Subsidiaries nominated by them respectively to vote,

     to ensure that the Company and each of the Subsidiaries operate in accordance with the provisions of this Agreement and the Finance Documents and so as to give full effect to the terms of this Agreement and the Finance Documents.

20.  MODIFICATION

     No purported variation of this Agreement shall be effective unless made in writing and agreed by all the Shareholders.

21.  EFFECT OF WAIVER

     No waiver by any party of any default in the strict and literal performance or compliance with any provision, condition or requirement herein shall be deemed to be a waiver of strict and literal performance of and compliance with any other provision, condition or requirement herein nor to be a waiver of or in any manner release any other party from strict compliance with any provision, condition or requirement in the future. Nor shall any delay or omission by any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to such party thereafter. Except when otherwise expressly stated therein, no remedy expressly granted herein to any party shall exclude or be deemed to exclude any other remedy which would otherwise be available.

22.  PARTIAL INVALIDITY

     If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect to be substituted for the provision so found to be void or unenforceable.

23.  IMPLIED RELATIONSHIPS

     Nothing contained in this Agreement shall be deemed or constituted to constitute any party a partner, agent or representative of any other party or to create any trust or partnership. No party shall have the authority to act for or to incur any obligation on behalf of any other party except as expressly provided in this Agreement.

24.  COSTS

     Save as provided in the Share Exchange Agreement, all costs incurred by any party in connection with this Agreement shall be borne by that party.

25.  AGREEMENT TO TAKE PRIORITY

     In the event of any conflict between the provisions of this Agreement and, as the case may be, the provisions of the Company's Constitution or the memorandum and articles of association of any Subsidiary, the provisions of this Agreement shall take priority and apply to the exclusion of the relevant provisions of the Company's Constitution or the memorandum and articles of association of any Subsidiary, as the case may be. The parties shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall also (if necessary) procure any required amendment to the Company's Constitution or the memorandum and articles of association of any Subsidiary as may be necessary. The parties agree that the rights of CCIC and TdF under this Agreement, the Governance Agreement and the Stockholders Agreement are separate, cumulative rights independent of one another.

26.  ENTIRE AGREEMENT

     This Agreement (together with the Transaction Documents (as defined in the Share Exchange Agreement), the Financing Documents, the Services Agreement and the Operating Agreement) set out the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior communication or correspondence with respect to the subject matter hereof. It is agreed that:

     (a) no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

     (b) no party shall have any remedy in respect of misrepresentation or untrue statement made by any other party unless and to the extent that a claim lies for breach of warranty under this Agreement;

     (c) this clause shall not exclude any liability for fraudulent misrepresentation.

27.  GOVERNING LAW AND JURISDICTION

27.1 This Agreement shall be governed by and construed and interpreted in accordance with the laws of England.

27.2 Each of the Shareholders (for itself and on behalf of its respective holding and subsidiary companies and the directors, employees and agents of each of them) agrees that the English Courts shall have exclusive jurisdiction to hear and decide any and all claims, disputes, complaints, actions or proceedings ("Claims or Proceedings"), whether in contract or tort, which may arise at any time out of or in connection with any of the matters referred to in this Agreement, including, but not limited to, any Claim or Proceeding asserting dishonesty, improper or illegal conduct or breach of trust or duty or based on the effects of any of those matters in any jurisdiction and any Claim or Proceedings which may be material to any of the Shareholders but of which any of the Shareholders is unaware or does not suspect exists and for this purpose each of the Shareholders irrevocably submits to the exclusive jurisdiction of the English Courts.

27.3 CCIC hereby irrevocably authorises and appoints Norose Notices Limited (AMC/99/Z865000) (for the attention of the Director of Administration) at the address of its registered office for the time being or such other person resident in England as it may by notice to all other parties substitute) to accept service of all legal process arising out of or connected with this Agreement and service on Norose Notices Limited (or such substitute) shall be deemed to be service on the party concerned.

27.4 TdF hereby irrevocably authorises and appoints Fleetside Legal Representative Services Limited (for the attention of Denis Stewart) at the address of its registered office for the time being (or such other person resident in England as it may by notice to all other parties substitute) to accept service of all legal process arising out of or connected with this Agreement and service on Fleetside Legal Representative Services Limited (or such substitute) shall be deemed to be service on the party concerned.

28.  NOTICES

     All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by air courier (in the case of notices given by a party in one jurisdiction to a party in another), first class pre-paid post (in the case of a notices given by a party in one jurisdiction to a party in the same jurisdiction), telexed or sent by facsimile transmission (and promptly confirmed by air courier service in the case of notices sent from one jurisdiction to another and by first class pre-paid post in the case of notices sent by a party in one jurisdiction to another party in the same jurisdiction). Any such notice shall be deemed given when so delivered personally, telexed or sent by facsimile transmission or air courier or first class pre-paid post to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     CCIC: if to CCIC, to:

     Crown Castle International Corp.
     510 Bering Drive
     Suite 500
     Houston
     Texas TX 77057

     Attention:  President
     Fax         001 713 570 3150

     With a copy to:

     Norton Rose
     Kempson House
     Camomile Street
     London  EC3A 7AN

     Attention:  Alan Crookes
     Fax:        0171 283 6500

     TdF: if to TdF, to:

     TeleDiffusion de France International, S.A.
     10 rue d'Oradour-sur-Glane
     Paris Cedex 15
     75732 France


     Attention:  Michel Azibert
     Fax:        00 331 5595 2066

     With a copy to:

     Allen & Overy
     One New Change
     London EC4M 9QQ

     Attention:  Michael Scargill
     Fax:        0171 330 9999

     the Company: if to the Company, to:

     the Company at its registered office
     Attention:  Managing Director

29.  RESTRICTIONS IN THE AGREEMENT

     Notwithstanding any other provision of this Agreement (or any other agreement which, together with this Agreement, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976 (together the "RTPA Agreement")) the parties hereto agree that they will not give effect, and will procure that none of their subsidiaries shall give effect, to any restriction or restrictions contained in the RTPA Agreement which cause the RTPA Agreement to be registrable under the Restrictive Trade Practices Act 1976 until one day after particulars of the RTPA Agreement shall have been furnished to the Director General of Fair Trading.

30.  COUNTERPARTS

     This Agreement may, be executed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon the same instrument.

IN WITNESS of which this Agreement has been executed.

                                   SCHEDULE 1

                               DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on                  199

BETWEEN:

[insert name of New Shareholder] of [insert name of company] (the "New Shareholder") in favour of the persons whose names are set out in the schedule to this deed and is supplemental to the Shareholders' Agreement dated ,
199 between      and others (the "Agreement").

THE PARTIES AGREE AS FOLLOWS:

1. The New Shareholder confirms that it has read a copy of the Agreement and covenants with each person named in the schedule to this deed to perform and be bound by all the terms of the Agreement as if the New Shareholder were named in the Agreement as [CCIC/TdF] and there shall be substituted for all references in the Agreement to [CCIC/TdF] references to the New Shareholder.

2.  This deed is governed by English law.

3. [Include jurisdiction clause and agent for service clause in appropriate circumstances.]

IN WITNESS whereof this deed has been executed by the New Shareholder and is intended to be and is hereby delivered on the date first above written.

                                   SCHEDULE 2

                              CONDITIONS PRECEDENT
                             TO PUT AND CALL RIGHTS



1. The delivery of all notices required by law or regulation in relation to the transaction and the expiry of all waiting or notice periods in relation to such notices;

2. The receipt of all governmental and other regulatory consents or notifications required in relation to the transaction, including, without limitation, where the grant or the exercise of any of the rights under clause 9 requires a notification to be made to the European Commission under the Merger Regulation (4064/89, as amended):

     (a) the European Commission issuing a Phase I decision under Article 6(1)(a) or Article 6(1)(b) of the Merger Regulation and not making a decision under Article 9(1) thereof; or

     (b)  in respect of the United Kingdom, as follows:

          (i) the Office of Fair Trading indicating in terms satisfactory to the parties, that it is not the intention of the Secretary of State to refer the acquisition of the shares to the UK Monopolies and Mergers Commission ("MMC") pursuant to the Fair Trading Act 1973; or

          (ii) the Secretary of State accepting undertakings from the buyer of the shares in lieu of a reference of the said acquisition to the MMC as aforesaid;

3. The prior written consent of the BBC to the extent required in relation to the transaction under or otherwise necessary to prevent triggering a right of the BBC to terminate any of the Analogue Transmission Contract, the Digital Transmission Contract, the Commitment Agreement pursuant to the terms thereof and any other agreement containing substantially similar restrictions and any agreement amending or replacing the same; and

4. The receipt of any consent required under the Finance Documents in relation to the transaction or any agreement (whether or not with the same banks) amending, replacing or refinancing (in whole or in part) the same or any other agreement providing finance to the CTSH Group.

SIGNED for and on behalf of  )
CROWN CASTLE INTERNATIONAL   )
CORP.                        ) /s/ Kathy Broussard
By                           )
in the presence of:          )


SIGNED for and on behalf of  )
TELEDIFFUSION DE FRANCE      )
INTERNATIONAL S.A.           ) /s/ M. Azibert
By                           )
in the presence of:          )


SIGNED for and on behalf of  )
CASTLE TRANSMISSION SERVICES )
(HOLDINGS) LIMITED           ) /s/ George Reese
By                           )
in the presence of:          )